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                                                              EXHIBIT 10-j-1



                          ROCKWELL INTERNATIONAL CORPORATION

                    RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
                           ON NOVEMBER 2, 1994 PROVIDING FOR
                    RETIREMENT POLICY FOR NON-EMPLOYEE DIRECTORS

  RESOLVED, that it is the policy of the Corporation, and the officers of the Corporation be, and each of them hereby is, authorized for and on behalf of the Corporation, to enter into a consulting agreement with each Director upon his retirement from Board service, at an annual fee equal to the cash retainer fee for Board service in effect from time to time and providing for his continued availability for advice and consultation after retirement, provided that such Director had at least five years of Board service and had not been an employee of the Corporation during any part of the ten years immediately prior to his retirement from Board service; and provided, further, that the term of each agreement would be for the lesser of life or ten years if the Director's retirement is at age 72, and for the least of life, ten years or the number of years of Board service if the Director's retirement from Board service occurs before he attains age 72; and further

  RESOLVED, that the resolution heretofore adopted by the Board of Directors on February 11, 1987 entitled "Retired Directors" be, and it hereby is, superseded by the foregoing resolution.